                                                                     Exhibit 5.1

                                CARLTON FIELDS
                               ATTORNEYS AT LAW

     ONE HARBOUR PLACE                                MAILING ADDRESS
777 S. HARBOUR ISLAND BOULEVARD             P.O. BOX 3239, TAMPA, FL 33601-3239
   TAMPA, FLORIDA 33602-5799              TEL (813) 223-7000 FAX  (813) 229-4133


                                January 29, 1998




American Bancshares, Inc.
4702 Cortez Road West
Bradenton, Florida  34210-2801


         RE:    AMERICAN BANCSHARES, INC.
                COMMON SHARES TO BE ISSUED IN MERGER TRANSACTION


Gentlemen:

         We have acted as counsel to American Bancshares, Inc., a Florida corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 1,020,290 shares of its Common Stock, $1.175 par value per share (the "Common Shares"), pursuant to the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement"). The Common Shares are to be issued to shareholders of Murdock Florida Bank, a Florida banking corporation ("Murdock"), upon consummation of a merger (the "Merger") of Murdock with and into American Bank of Bradenton, a Florida banking corporation and wholly-owned subsidiary of the Company (the "Bank"), in accordance with the terms of an Agreement and Plan of Merger dated as of September 23, 1997, as amended as of October 8, 1997, by and between the Company, the Bank, and Murdock (the "Merger Agreement").

         In connection with this opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the Articles of Incorporation of the Company,
(b) the Articles of Association of the Bank, (c) the bylaws of the Company and of the Bank, (d) resolutions adopted by the Board of Directors of the Company relating to the authorization and issuance of the Common Shares by the Company pursuant to the terms of the Merger Agreement, and (e) the Registration Statement.

         For purposes of this opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the original of such documents.
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American Bancshares, Inc.
January 29, 1998
Page 2

         Based upon the foregoing, and in reliance thereon, we are of the opinion that the Common Shares to be issued to shareholders of Murdock upon consummation of the Merger, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid, and non-assessable Common Shares of the Company.

         We are aware that we are referred to under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement on Form S-4 relating to the Common Shares, and we hereby consent to such use of our name in such Prospectus and to the use of this opinion for filing as Exhibit 5.1 to such Registration Statement.

                                         Very truly yours,

                                         CARLTON, FIELDS, WARD, EMMANUEL,
                                          SMITH & CUTLER, P.A.



                                         By:   /s/ Richard A. Denmon
                                            -------------------------------
                                             Richard A. Denmon

RAD/amd